Exhibit 99.1

Chart Industries Reports 2012 Third Quarter Results

Cleveland, Ohio – November 1, 2012—Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the third quarter ended September 30, 2012. Highlights include:

•	Record sales of $254 million, up 20% over third quarter 2011

•	Announces brazed aluminum heat exchanger capacity expansion

•	Completes AirSep acquisition

Net income for the third quarter of 2012 was $18.5 million, or $0.61 per diluted share. This compares with $17.5 million, or $0.59 per diluted share, for the third quarter of 2011. Third quarter 2012 earnings would have been $0.66 per diluted share excluding $2.0 million, or $0.05 per diluted share, of BioMedical acquisition-related costs largely associated with the AirSep acquisition. Third quarter 2011 earnings would have been $0.62 per diluted share excluding $1.2 million, or $0.03 per diluted share, of acquisition-related restructuring costs.

Net sales for the third quarter of 2012 increased 20% to a record $254.2 million from $211.3 million in the comparable period a year ago. Gross profit for the third quarter of 2012 was $78.0 million, or 30.7% of sales, versus $66.6 million, or 31.5% of sales, in the comparable quarter of 2011.

“We closed the AirSep acquisition in August and our results include one month of AirSep activity,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “This acquisition strengthens our BioMedical oxygen concentrator business and complements the expansion projects currently underway to address capacity constraints within our rapidly growing energy business.”

Mr. Thomas continued, “We are also embarking on an expansion of our production capacity for brazed aluminum heat exchangers (“BAHX”) in response to significant demand for high pressure BAHX. Worldwide demand for BAHX remains strong due to strength in natural gas processing, olefin production, air separation, and LNG applications, and we plan to have this additional capacity on line by 2014 to meet customer expectations.”

Backlog at September 30, 2012 was $639.8 million, down slightly from the June 30, 2012 backlog of $648.1 million. Orders for the third quarter of 2012 were $233.4 million compared with second quarter 2012 orders of $228.0 million. The third quarter of 2012 included $11.6 million in AirSep orders. Excluding AirSep, orders declined slightly due to continued weakness in Europe, which is impacting operations in this region, particularly in our BioMedical respiratory business.

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2012 increased $8.0 million compared with the same period in 2011 to $42.2 million, or 16.6% of sales, which was up as a percentage of sales from 16.2% in the prior year quarter. The increase is largely due to acquisitions, as well as employee-related costs as we continue to expand our resources to capture natural gas related growth opportunities.

Interest expense was $4.0 million for the third quarter of 2012, which included $2.3 million of non-cash accretion expense associated with the Company’s Convertible Notes. Therefore, cash interest was $1.7 million. Interest expense was higher in the prior year quarter by $2.4 million as the Convertible Notes and the now repaid 9-1/8% Senior Subordinated Notes were both outstanding for approximately two months during the third quarter of 2011.

Income tax expense was $8.4 million for the third quarter of 2012 and represented an effective tax rate of 30.7% compared with the effective tax rate of 28.9% in the prior year quarter. The 2012 third quarter effective tax rate was higher due to an increase in domestic earnings, which are taxed at a higher rate than our foreign earnings.

Cash and cash equivalents were $105.8 million at September 30, 2012, approximately $148.9 million lower than balances at June 30, 2012. We used $182.5 million of cash to close the AirSep acquisition in August 2012.

SEGMENT HIGHLIGHTS

Energy & Chemical (“E&C”) segment sales increased approximately 44% to $83.0 million for the third quarter of 2012 compared with $57.8 million for the same quarter in the prior year. Gross margins declined to 29.2% in the quarter compared with 33.1% in the same quarter of 2011. The third quarter of 2011 included the sale of equipment that was previously written-off, which favorably impacted margins about 3% in the prior year quarter. Excluding this item, margins were down about 1% due to project mix.

Distribution & Storage (“D&S”) segment sales improved approximately 17% to $117.8 million for the third quarter of 2012 compared with $100.9 million for the same quarter in the prior year. The increase in sales was largely due to improved volume, particularly for LNG applications. The acquisition of GOFA in August 2011 also contributed to the improvement. D&S gross profit margin was 30.3% in the quarter compared with 28.2% a year ago. Higher volume and improved capacity utilization led to the margin improvement.

BioMedical segment sales improved approximately 2% to $53.5 million for the third quarter of 2012 compared with $52.6 million for the same quarter in the prior year. AirSep, which was acquired in August 2012, added $8.6 million in sales. Excluding AirSep, respiratory sales declined due to continued weakness in Europe, including the weak euro, and phase-in of Medicare competitive bidding in the U.S. BioMedical gross profit margin was 33.8% in the quarter compared with 36.2% a year ago. Margin declined due to lower volume, unfavorable product mix, the weak euro, and AirSep related restructuring charges.

OUTLOOK

We continue to experience significant growth in our natural gas related businesses; however, continued weakness in our BioMedical respiratory business in Europe and the U.S. plus softening in our D&S industrial gas business globally is impacting results more than anticipated. Considering the collective impact of year-to-date results, current order backlog, the addition of AirSep and current business expectations, the Company is lowering its earnings guidance for 2012. We are tightening our 2012 sales guidance range to $980 million to $1 billion, which is within the range previously forecasted. Full year earnings per share for 2012 are now expected to be in the range of $2.35 to $2.45 per diluted share, on approximately 30 million weighted average shares outstanding. Included in our 2012 earnings estimates are approximately $0.10 per diluted share of anticipated restructuring charges for recent acquisitions. Excluding these charges, earnings would be expected to fall in a range of $2.45 to $2.55 per share.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “believes,” “projects,” “forecasts,” “outlook,” “guidance,” “continue,” or the negative of such terms or comparable terminology. Forward-looking statements contained in this news release or in other statements made by the Company are made based on management’s expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control, that could cause the Company’s actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; changes in government energy policy or the failure of expected changes in policy to materialize; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; the Company’s ability to successfully manage its costs and growth, including its ability to successfully manage operational expansions and the challenges and uncertainties associated with efforts to acquire and integrate new product lines or businesses; the Company’s ability to successfully integrate AirSep’s business, and achieve anticipated revenue, earnings and accretion related to AirSep; the Company’s ability to obtain third-party approvals necessary for planned operational expansions; changes in government healthcare regulations and reimbursement and funding policies; general economic, political, business and market risks associated with the Company’s international operations and transactions; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; loss of key employees and deterioration of employee or labor relations; the pricing and availability of raw materials; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; litigation and disputes involving the Company, including product liability, contract, warranty, employment and environmental claims; and volatility and fluctuations in the price of the Company’s stock. For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by the SEC rules are used. The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its third quarter 2012 results on a conference call on Thursday, November 1, 2012 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 317-6789 in the U.S. or (412) 317-6789 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chart-ind.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chart-ind.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (877) 344-7529 in the U.S. or (412) 317-0088 outside the U.S. and entering Conference Number 10019829. The telephone replay will be available beginning approximately one hour after the end of the call until 9:00 a.m. ET, Friday, November 9, 2012.

For more information, click here:

http://www.b2i.us/irpass.asp?BzID=1444&to=ea&Nav=0&S=0&L=1

Contact:

Michael F. Biehl	or	Kenneth J. Webster
Executive Vice President, Chief Financial Officer and Treasurer		Vice President, Chief Accounting Officer and Controller
216-626-1216		216-626-1216
michael.biehl@chart-ind.com		ken.webster@chart-ind.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales	$254,249	$211,311	$710,294	$574,950
Cost of sales	176,237	144,680	490,596	393,503

Gross profit	78,012	66,631	219,698	181,447
Selling, general and administrative expenses	42,170	34,127	117,522	105,326
Amortization expense	3,810	3,342	10,130	9,947
Loss on disposal of assets	—	119	—	1,335
Impairment of intangible assets	—	—	3,070	—

	45,980	37,588	130,722	116,608

Operating income (1)	32,032	29,043	88,976	64,839
Other expenses (income):
Interest expense and financing costs amortization, net	4,332	6,806	12,860	15,452
Foreign currency losses (gains)	461	(2,390)	1,879	(2,533)

	4,793	4,416	14,739	12,919

Income before income taxes	27,239	24,627	74,237	51,920
Income tax expense	8,354	7,122	23,064	15,992

Net income	18,885	17,505	51,173	35,928
Noncontrolling interest, net of tax	369	(35)	638	267

Net income attributable to Chart Industries, Inc.	$18,516	$17,540	$50,535	$35,661

Net income attributable to Chart Industries, Inc. per common share – basic	$0.62	$0.60	$1.70	$1.23

Net income attributable to Chart Industries, Inc. per common share – diluted	$0.61	$0.59	$1.68	$1.19

Weighted average number of common shares outstanding – basic	29,839	29,288	29,743	29,088

Weighted average number of common shares outstanding – diluted	30,243	29,966	30,168	29,871

(1)

Includes depreciation expense of $4,406 and $3,679 for the three months ended September 30, 2012 and 2011, respectively, and $12,644 and $10,463 for the nine months ended September 30, 2012 and 2011, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net Cash Provided By Operating Activities	$19,398	$51,822	$14,473	$37,043
Investing Activities
Capital expenditures	(12,149)	(4,728)	(28,951)	(15,161)
Proceeds from sale of assets	2,040	—	2,040	—
Acquisition of businesses, net of cash acquired	(182,450)	(36,070)	(182,450)	(37,680)
Other investing activities	(359)	—	(359)	388

Net Cash Used In Investing Activities	(192,918)	(40,798)	(209,720)	(52,453)

Financing Activities
Proceeds from long-term debt	—	—	21,375	—
Borrowings on revolving credit facilities	18,387	—	18,387	—
Principal payments on long-term debt	(937)	(1,625)	(3,500)	(4,875)
Proceeds from issuance of convertible notes	—	250,000	—	250,000
Proceeds from issuance of warrants	—	48,848	—	48,848
Payment for call options related to convertible notes	—	(66,486)	—	(66,486)
Payment of deferred financing costs	13	(6,993)	(1,445)	(7,340)
Proceeds from exercise of options	1,481	216	3,324	5,101
Tax benefit from exercise of stock options	1,579	—	7,934	6,984
Payment of contingent consideration	(1,300)	(1,300)	(1,300)	(1,300)
Common stock repurchases	(46)	—	(4,537)	(1,090)

Net Cash Provided By Financing Activities	19,177	222,660	40,238	229,842
Effect of exchange rate changes on cash	5,409	(4,014)	3,923	2,501

Net (decrease) increase in cash and cash equivalents	(148,934)	229,670	(151,086)	216,933
Cash and cash equivalents at beginning of period	254,709	152,375	256,861	165,112

Cash And Cash Equivalents At End of Period	$105,775	$382,045	$105,775	$382,045

CHART INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$105,775	$256,861
Other current assets	466,096	340,768
Property, plant and equipment, net	158,672	137,301
Goodwill	387,242	288,770
Identifiable intangible assets, net	194,631	140,553
Other assets, net	10,820	10,222

TOTAL ASSETS	$1,323,236	$1,174,475

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$294,346	$265,493
Long-term debt	250,640	223,224
Other long-term liabilities	99,268	72,207
Shareholders’ equity	678,982	613,551

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,323,236	$1,174,475

CHART INDUSTRIES, INC. AND SUBSIDIARIES

OPERATING SEGMENTS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Sales
Energy & Chemicals	$82,968	$57,777	$228,921	$149,414
Distribution & Storage	117,752	100,911	336,278	275,966
BioMedical	53,529	52,623	145,095	149,570

Total	$254,249	$211,311	$710,294	$574,950

Gross Profit
Energy & Chemicals	$24,255	$19,121	$69,264	$45,180
Distribution & Storage	35,678	28,455	95,968	78,898
BioMedical	18,079	19,055	54,466	57,369

Total	$78,012	$66,631	$219,698	$181,447

Gross Profit Margin
Energy & Chemicals	29.2%	33.1%	30.3%	30.2%
Distribution & Storage	30.3%	28.2%	28.5%	28.6%
BioMedical	33.8%	36.2%	37.5%	38.4%
Total	30.7%	31.5%	30.9%	31.6%
Operating Income (Loss)
Energy & Chemicals	$17,057	$12,584	$44,785	$21,941
Distribution & Storage	19,948	16,109	54,447	44,731
BioMedical	7,051	8,548	25,498	24,218
Corporate	(12,024)	(8,198)	(35,754)	(26,051)

Total	$32,032	$29,043	$88,976	$64,839

CHART INDUSTRIES, INC. AND SUBSIDIARIES

ORDERS AND BACKLOG (UNAUDITED)

(Dollars in thousands)

	Three Months Ended
	September 30, 2012	June 30, 2012
Orders
Energy & Chemicals	$56,435	$58,119
Distribution & Storage	120,388	121,376
BioMedical	56,598	48,459

Total	$233,421	$227,954

Backlog
Energy & Chemicals	$397,741	$424,005
Distribution & Storage	214,377	211,963
BioMedical	27,708	12,173

Total	$639,826	$648,141

CHART INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE

(UNAUDITED)

	Three Months Ended
	September 30, 2012	September 30, 2011
Earnings per diluted share	$.61	$.59
Inventory write-up to fair value	.02	.01
Severance	.02	.01
Acquisition expenses/other	.01	.01

Adjusted earnings per diluted share	$.66	$.62